PART I. MANUFACTURING AND PAYMENT FOR FINISHED
GOODS AND EXCESS INVENTORY

1. RSI will pay $50,000 immediately upon the signing of this agreement. The detail of this amount is outlined in the attached Exhibit A.

2. RSI will agree to the following schedule of payments to be applied towards excess inventory. August: 10: $50,000, September 1, October 1, November 1:
      $128,177.75, December 1: $78,177.75. (The $50,000 is included as part of the $212,040.74). Carrying charges will be applied to the remaining balance as detailed below.

3. CMS agrees to assemble and test 690 units and deliver yield to RSI. These shipments should be made on a weekly basis to RSI's corporate facility upon finished production. Quantities may be adjusted due to yield.

4.    RSI agrees to provide the following parts for production;

                  Gasket (8560-0225-93)
                  Switch Insulator (RKS025-A)
                  Pots Hole Plug (RKS023-B)
                  Label (RKS028-A)

      The SCSI cable (45874) is not included in the assembly price of $244.09.

5. RSI will pay for the finished units one day after receipt of the units (as shipped on a completed basis) at our facility. Upon receipt of the payment described in item 1 above, RSI will have paid for 512 PCA kits. Lucent agrees that the first 512 units shipped as finished goods will be built with the PCAs already paid for by RSI. The remaining 178 PCA kits will be billed to RSI upon final assembly as finished product. The units will be in new and operable condition upon shipment. RSI will test each unit to verify its functionality. CMS will be immediately notified in writing of the serial number of those units that do not pass this test or do not function according to the manufacturing specifications. Provided that RSI performs an identical test as that supplied to Lucent and that failure is a result of material or workmanship defects, CMS agrees to, at its option to either repair, replace or provide a refund of the original price consistent with the manufacturing agreement.

5. RSI will pay carrying charges on the excess inventory as billed on Invoice No. 013251, Part 2, starting effective August 10, 1996. Carrying charges of 1&1/2% will be applied to the unpaid balance. This charge will be due and payable monthly with the payment described in item 2 above.

6. Because Lucent has requested and RSI has agreed to absolve them from any future manufacturing commitments for the Eris product, Lucent agrees to return all RSI CFE to RSI corporate headquarters within 10 days of the finalization of this agreement. Please see attached Exhibit B of current inventory of CFEs. Such returned amount shall be minus any mutually agreed to amount of CFE remaining at CMS for use in rework or repair needs.

7. Upon completion and delivery of the final units, RSI agrees to pay Lucent Technologies (CMS) for any remaining parts inventory as audited by RSI that is in working condition. Such audit will be conducted using standard audit procedures for this type of audit. Lucent agrees to ship all parts inventory to RSI or a location designated by RSI upon receipt of payment.

PART II.  WARRANTY AND REPAIR

1. Lucent (CMS) agrees to comply with the warranty and the contract and return to RSI the 74 Eris units currently under repair, as provided in RSI's invoice No. 00000277, which meet the manufacturing specifications. Upon full execution of this agreement, and no later than September 1, 1996 a mutually agreed to schedule for production and repair will be finalized by the parties. Schedule will be determined upon receipt of additional test equipment detailed in Part II, Item 3.

2. If Lucent is unable to repair any of these units, RSI shall receive credit in accordance with the terms of the warranty within 30 days.

3. RSI agrees to provide a total of two final test sets and two stack testers. Furthermore, RSI agrees to mutually agreed upon and reasonable on-site representation to assist Lucent test personnel in identifying and resolving the test issues that exist. Such on-site representation shall be up to fifteen business days.

4. Lucent will make every effort to produce all units to the manufacturing and testing specifications provided by RSI. However, if after expending all reasonable efforts a unit still does not pass test, RSI will be called in to define the problem. If the RSI trouble shooting determines the cause for failure, Lucent will repair the unit to specification. If RSI cannot determine the cause for failure the unit will deemed accepted by RSI.

5. CMS will credit RSI for $9,023.35 (Exhibit A, Part IV) for those parts already provided by RSI as listed in Exhibit D.

6. CMS will purchase the Chassis (RKS001-E) from RSI for $20.75. Upon receipt of the remaining product that will be provided by RSI in the completion of the 690 finished units, Lucent agrees to credit RSI for this furnished material upon shipment of the completed units.

Agreed and Accepted:

Lucent Technologies Inc.                        RSI Systems Inc.

BY:      /s/ J.T. Dixon                         BY:  /s/ Donald C. Lies

             J.T. Dixon

TITLE:   CMS Vice President                     TITLE: President & CEO

DATE:    August 9, 1996                         DATE: August 9, 1996

BY:      /s/ J.P. Gerrish

             J.P. Gerrish

TITLE: Chief Financial Officer, CMS

DATE:   August 9, 1996